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                                  EXHIBIT 12.1

                        RATIO OF EARNINGS TO FIXED CHARGES

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                                            1995          1996             1997           1998           1999
                                            ----          ----             ----           ----           ----

Net income                               $ 3,872         $ 4,424         $ 5,844         $ 7,178         $ 8,582
  Add provision for income taxes           2,319           2,685           3,597           2,885           4,491
                                         -------         -------         -------         -------         -------
                                         $ 6,191         $ 7,109         $ 9,441         $10,063         $13,073

Fixed Charges:
  Interest                               $ 1,219         $ 2,224         $ 1,664         $ 2,782         $ 3,494
  Interest factor
    portion of rentals                       204             307             339             486             649
                                         -------         -------         -------         -------         -------
    Total Fixed Charges                  $ 1,423         $ 2,531         $ 2,003         $ 3,268         $ 4,143

Earnings before income
taxes and fixed charges                  $ 7,614         $ 9,640         $11,444         $13,331         $17,216
                                         =======         =======         =======         =======         =======

Ratio of earnings to
fixed charges                               5.35            3.81            5.71            4.08            4.16
                                         =======         =======         =======         =======         =======
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